To:  The Board of Directors and the Chief Executive Officer
       China Yingxia International, Inc.

From: Ren Hu, Chief Financial Officer

Date: April 10, 2009

Ref: Resignation

                    Due to the increasing difficulties in communicating with the Company in China, I resign as the chief financial officer of China Yingxia International, Inc. effective at the end of April 10, 2009.

Date: April 10, 2009	By:	/s/ Ren Hu
Name: Ren Hu